Exhibit 99.1
Lonestar Announces Second Quarter 2020 Results

Fort Worth, Texas, August 17, 2020 (Business Wire) - Lonestar Resources US Inc. (NASDAQ: LONE) (including its subsidiaries, “Lonestar,” “we,” “us,” “our” or the “Company”) today reported financial and operating results for the three months ended June 30, 2020.
HIGHLIGHTS
•Lonestar responded to a collapse in crude oil prices during the second quarter by shutting-in most of its crude oil production in the month of May, and consequently reported a 2% decrease in net oil and gas production to 13,339 BOE/d during the three months ended June 30, 2020 (“2Q20”), compared to 13,630 BOE/d for the three months ended June 30, 2019 (“2Q19”). Production was comprised of 70% crude oil and NGL’s on an equivalent basis.
•Lonestar reported a net loss attributable to its common stockholders of $42.9 million during 2Q20 compared to a net income of $11.2 million during 2Q19. Excluding, on a tax-adjusted basis, certain items that the Company does not view as either recurring or indicative of its ongoing financial performance, Lonestar’s adjusted net loss for 2Q20 was $1.4 million. Most notable among these items include: a $42.2 million unrealized (non-cash) hedging loss on financial derivatives (‘mark-to-market’) and a $2.2 million of non-recurring G&A expense. Please see Non-GAAP Financial Measures at the end of this release for the definition of Adjusted Net Income (Loss), a reconciliation of net income (loss) before taxes to Adjusted Net Income (Loss), and the reasons for its use.
•Lonestar reported Adjusted EBITDAX for 2Q20 of $29.1 million. On a sequential basis, Adjusted EBITDAX remained flat due to stringent cost management and substantial hedging despite a 50% decrease in wellhead pricing. Please see Non-GAAP Financial Measures at the end of this release for the definition of Adjusted EBITDAX, a reconciliation of net (loss) income attributable to common stockholders to Adjusted EBITDAX, and the reasons for its use.
•Lonestar continues to utilize commodity derivatives to create a higher degree of certainty in our cash flows and returns while mitigating financial risk. Lonestar has crude swap volumes of 7,628 Bbls/d for the balance of 2020 (Bal ’20), at an average WTI price of $57.36/Bbl, and 7,000 Bbls/d for 2021 (Cal ’21) at an average WTI price of $50.40/Bbl. In most capital spending scenarios, our crude oil hedges cover all of oil production for Bal ‘20 and Cal ‘21. Lonestar also has Henry Hub natural gas swaps covering 20,000 MMBTU/d at a weighted-average price of $2.57 per MMBTU for Bal ‘20, and 27,500 MMBTU/d at a weighted-average price of $2.36 per MMBTU for Cal ’21, which cover substantial portions of our anticipated production. Notably, all of the Company’s current hedges are swaps. Lonestar’s hedge book significantly insulates our future production from fluctuations in the commodity markets. At the end of the quarter, the mark-to-market of Lonestar’s hedge book is approximately $50 million and is a significant financial and strategic asset for the Company.

•Highly volatile oil and gas pricing experienced during the second quarter of 2020 dictated unprecedented actions by the industry, and Lonestar is no exception. During April, oil prices averaged $14.00/Bbl and Lonestar sold its full deliverability. In May, oil pricing was extremely volatile. At the wellhead, prices started the month at approximately $5.00/Bbl and gradually recovered to approximately $20.00/Bbl by the end of the month, and averaged approximately $15.00/bbl. Based on this price action, Lonestar elected to shut-in virtually all of its crude oil production in the month of May. By contrast, Lonestar’s properties in the Condensate Window (Horned Frog and Sooner) offered favorable cash flow and profitability, and the Company elected to sell gas and NGL’s in May from these properties, while storing all of its condensate in frac tanks in anticipation of improved pricing in June. With oil prices essentially doubling in June, Lonestar sold its full deliverability, including the condensate it stored during May, and did so at twice the price it would have received in May. As a point of reference, Lonestar estimates that if it were to have sold its full deliverability in the second quarter of 2020, oil and gas sales would have averaged 15,000 BOE/d. Lonestar estimates that third quarter sales will range between 14,000 and 14,500 BOE/d.
OPERATIONAL UPDATE
•Production- Lonestar reported net oil and gas production of 13,339 BOE/d during the three months ended June 30, 2020. 2Q20 production volumes consisted of 6,365 barrels of oil per day (48%), 2,939 barrels of NGLs per day (22%), and 24,211 Mcf of natural gas per day (30%). Lonestar estimates that shut-ins and stored volumes reduced average quarterly production rates by 1,700 BOE/d.
•Pricing- Lonestar’s Eagle Ford Shale assets continued to deliver favorable wellhead realizations in 2Q20. Lonestar’s wellhead crude oil price realization was $20.68/Bbl, which reflects a discount of $7.17/Bbl vs. WTI. Lonestar’s realized NGL price was $6.59/Bbl, or 32% of WTI. Lonestar’s realized wellhead natural gas price was $1.58 per Mcf, reflecting a $0.13 discount to Henry Hub.
•Revenues- Wellhead revenues fell by $19.8 million to $17.2 million, or 53%, compared to the three months ended March 31, 2020 (“1Q20”), , primarily driven by a 55% decrease in oil price realizations, a 23% decrease in NGL price realizations and a 25% decrease in natural gas price realizations.

•Expenses- In response to the sharp downturn in oil and gas prices which have occurred during 2020, Lonestar has made a concerted effort to reduce costs among all of its vendors and service providers, and those organizational expense reductions are beginning to be reflected in the Company’s financial results. In the second quarter, total cash expenses, which include the cash portions of lease operating, gathering, processing, transportation, production taxes, general & administrative and interest expenses were $22.1 million for 2Q20, which reflects a 20% reduction compared to $27.7 million in 1Q20. On a unit of production basis, 2Q20 total cash expenses per BOE were $17.60, a 16% reduction compared to 1Q20. It is notable that these reductions were achieved in spite of incurrence of G&A expenses which the Company considers non-recurring.
◦Lease Operating Expenses (“LOE”), excluding rig standby costs of $0.4 million, were $3.7 million for 2Q20, which was 52% lower than LOE of $7.6 million in 1Q20. On a unit-of-production basis, LOE per BOE were decreased 48% quarter over quarter to $3.01 per BOE in 2Q20.

◦Gathering, Processing & Transportation Expenses (“GP&T”) for 2Q20 were $0.9 million, which was 59% lower than the GP&T of $2.2 million in the three months ended 1Q20. On a unit-of-production basis, GP&T decrease 56% quarter over quarter from $1.64 per BOE in 2Q19 to $0.72 per BOE in 2Q20.
◦Production and ad valorem taxes for 2Q20 were $1.7 million, which was 27% lower than production taxes of $2.4 million in 1Q20. On a unit-of-production basis, production and ad valorem taxes decreased 21% quarter over quarter from $1.80 per BOE in 1Q20 to $1.42 per BOE in 2Q20.
◦General & Administrative Expenses (“G&A”) in 2Q20 were $6.0 million vs. $2.9 million in 1Q20. G&A Expenses, excluding stock-based compensation of ($1.8) million in 1Q20 and $0.1 million in 2Q20, increased from $4.7 million to $5.9 million, respectively. Excluding stock-based compensation, on a unit-of-production basis, G&A per BOE increased 37% quarter over quarter from $3.56 per BOE in 1Q20 to $4.87 per BOE in 2Q20.
◦Interest expense was $10.5 million for 2Q20 vs. $11.6 million for 1Q20. Interest expense excluding amortization of debt issuance cost, premiums, and discounts decreased 9% quarter over quarter from $10.8 million in 1Q20 to $9.9 million in 2Q20. On a unit-of-production basis, interest expense per BOE decreased 1% from $8.25 per BOE in 1Q20 to $8.16 per BOE in 2Q20.
EAGLE FORD SHALE TREND - WESTERN REGION
In our Western Region, production for 2Q20 averaged approximately 7,800 BOE per day, a 1% increase from 2Q19 production. Production consisted of 2,804 barrels of oil per day (36%), 2,139 barrels of NGL’s per day (27%) and 17,144 Mcf of natural gas per day (37%). The Western Region accounted for 48% of the Company’s production during the quarter.

EAGLE FORD SHALE TREND - CENTRAL REGION
In our Central Region, 2Q20 production averaged approximately 5,311 BOE/d, a 6% decrease from 2Q19 rates. Production consisted of 3,432 barrels of oil per day (65%), 746 barrels of NGL’s per day (14%), and 6,803 Mcf of natural gas per day (21%). The decrease in production is largely driven by the shut-in of crude oil production volumes all of our wells in Gonzales, Karnes, Fayette and Lavaca Counties. The Central Region accounted for 50% of the Company’s production during the quarter.
In June, Lonestar began flowback operations on the Hawkeye #14H, Hawkeye #15H, and Hawkeye #16H. These new wells have since cleaned up after flowback and registered the following Max-30 rates which average 1,461 BOE/d:
◦Hawkeye #14H – With a 10,979’ perforated interval, the #14H recorded Max-30 rates of 1,186 Bbls/d oil, 87 Bbls/d of NGLs, and 625 Mcf/d, or 1,377 BOE/d on a three-stream basis and was achieved on a 30/64” choke. Currently, the #14H is producing 961 Bbls/d oil, 57 Bbls/d of NGLs, 410 Mcf/d gas, or 1,086 BOE/d on a three-stream basis.

◦Hawkeye #15H – With a 10,608’ perforated interval, the #15H recorded Max-30 rates 1,372 Bbls/d oil, 101 Bbls/d of NGLs, and 729 Mcf/d, or 1,595 BOE/d on a three-stream basis and was achieved on a 30/64” choke. Currently, the #15H is producing 1,062 Bbls/d oil, 64 Bbls/d of NGLs, 459 Mcf/d gas, or 1,205 BOE/d on a three-stream basis.

◦Hawkeye #16H – With a 9,885’ perforated interval, the #16H recorded Max-30 rates 1,217 Bbls/d oil, 88 Bbls/d of NGLs, and 635 Mcf/d, or 1,411 BOE/d on a three-stream basis and was achieved on a 30/64” choke. Currently, the #16H is producing 970 Bbls/d oil, 55 Bbls/d of NGLs, and 396 Mcf/d gas, or 1,091 BOE/d on a three-stream basis.
In July, the Company completed drilling operations on the Hawkeye #33H, Hawkeye #34H, and Hawkeye #35. These wells were drilled to total measured depths of 20,500, 20,358 feet, and 20,467, respectively, and are expected to have perforated intervals averaging approximately 10,800 feet. These wells are currently held in inventory as Drilled Uncompleted (DUC’s). Lonestar expects to hold a 50% WI / 37.5% NRI in these wells.

ABOUT LONESTAR RESOURCES US INC.
Lonestar is an independent oil and natural gas company, focused on the development, production, and acquisition of unconventional oil, NGLs, and natural gas properties in the Eagle Ford Shale in Texas, where we have accumulated approximately 71,153 gross (51,760 net) acres in what we believe to be the formation’s crude oil and condensate windows, as of June 30, 2020. For more information, please visit www.lonestarresources.com.

Cautionary & Forward-Looking Statements
Lonestar Resources US Inc. cautions that this press release contains forward-looking statements, including, but not limited to; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on April 13, 2020, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

(Financial Statements to Follow)

Lonestar Resources US Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)

	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,259	$3,137
Accounts receivable
Oil, natural gas liquid and natural gas sales	11,681	15,991
Joint interest owners and others, net	821	1,310
Derivative financial instruments	45,502	5,095
Prepaid expenses and other	7,150	2,208
Total current assets	66,413	27,741
Property and equipment
Oil and gas properties, using the successful efforts method of accounting
Proved properties	1,102,958	1,050,168
Unproved properties	77,597	76,462
Other property and equipment	21,537	21,401
Less accumulated depreciation, depletion, amortization and impairment	(705,182)	(464,671)
Property and equipment, net	496,910	683,360
Accounts receivable – related party	5,978	5,816
Derivative financial instruments	12,447	1,754
Other non-current assets	2,232	2,108
Total assets	$583,980	$720,779
Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$12,896	$33,355
Accounts payable – related party	269	189
Oil, natural gas liquid and natural gas sales payable	10,061	14,811
Accrued liabilities	34,098	26,905
Derivative financial instruments	2,537	8,564
Current maturities of long-term debt	531,583	247,000
Total current liabilities	591,444	330,824
Long-term liabilities
Long-term debt	11,250	255,068
Asset retirement obligations	7,251	7,055
Deferred tax liabilities, net	—	931
Warrant liability	—	129
Warrant liability – related party	1	235
Derivative financial instruments	2,993	1,898
Other non-current liabilities	1,270	3,752
Total long-term liabilities	22,765	269,068
Commitments and contingencies
Stockholders' (deficit) equity
Class A voting common stock, $0.001 par value, 100,000,000 shares authorized, 25,369,191 and 24,945,594 shares issued and outstanding, respectively	142,655	142,655
Series A-1 convertible participating preferred stock, $0.001 par value, 104,893 and 100,328 shares issued and outstanding, respectively	—	—
Additional paid-in capital	176,006	175,738
Accumulated deficit	(348,890)	(197,506)
Total stockholders' (deficit) equity	(30,229)	120,887
Total liabilities and stockholders' (deficit) equity	$583,980	$720,779

Lonestar Resources US Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Oil sales	$11,976	$44,726	$41,986	$78,310
Natural gas liquid sales	1,762	3,549	4,362	6,942
Natural gas sales	3,482	3,940	7,902	7,704
Total revenues	17,220	52,215	54,250	92,956
Expenses
Lease operating and gas gathering	4,903	8,929	14,692	16,638
Production and ad valorem taxes	1,721	2,818	4,091	5,109
Depreciation, depletion and amortization	16,575	21,515	40,929	39,486
Loss on sale and disposal of oil and gas properties	1,254	155	1,254	33,046
Impairment of oil and gas properties	—	—	199,908	—
General and administrative	5,981	3,841	8,856	8,221
Other expense (income)	58	—	(139)	(2)
Total expenses	30,492	37,258	269,591	102,498
(Loss) income from operations	(13,272)	14,957	(215,341)	(9,542)
Other (expense) income
Interest expense	(10,512)	(10,778)	(22,122)	(21,434)
Change in fair value of warrants	—	796	363	694
(Loss) gain on derivative financial instruments	(21,141)	9,514	80,029	(26,724)
Total other (expense) income	(31,653)	(468)	58,270	(47,464)
(Loss) income before income taxes	(44,925)	14,489	(157,071)	(57,006)
Income tax benefit (expense)	4,332	(1,200)	5,687	11,732
Net (loss) income	(40,593)	13,289	(151,384)	(45,274)
Preferred stock dividends	(2,308)	(2,112)	(4,566)	(4,177)
Net (loss) income attributable to common stockholders	$(42,901)	$11,177	$(155,950)	$(49,451)

Net (loss) income per common share
Basic	$(1.70)	$0.28	$(6.20)	$(1.99)
Diluted	$(1.70)	$0.28	$(6.20)	$(1.99)

Weighted average common shares outstanding
Basic	25,307,714	24,924,169	25,154,151	24,811,895
Diluted	25,307,714	24,924,169	25,154,151	24,811,895

Lonestar Resources US Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net (loss) income	$(40,593)	$13,289	$(151,384)	$(45,274)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,575	21,515	40,929	39,486
Stock-based compensation	24	(181)	(1,998)	352
Deferred taxes	445	1,234	(931)	(11,688)
(Gain) loss on derivative financial instruments	21,140	(9,514)	(80,029)	26,724
Settlements of derivative financial instruments	22,902	(4,888)	23,998	(3,579)
Impairment of oil and natural gas properties	—	—	199,908	—
Loss (gain) on disposal of property and equipment	—	—	83	(17)
Loss on sale of oil and gas properties	1,254	155	1,254	33,046
Non-cash interest expense	606	483	1,374	1,182
Change in fair value of warrants	—	(796)	(363)	(694)
Changes in operating assets and liabilities:
Accounts receivable	(6,306)	(1,363)	(189)	(3,379)
Prepaid expenses and other assets	(523)	(996)	(897)	(692)
Accounts payable and accrued expenses	1,052	9,424	(1,344)	2,720
Net cash provided by operating activities	$16,576	$28,362	$30,411	$38,187

Cash flows from investing activities
Acquisition of oil and gas properties	(898)	(673)	(1,714)	(3,025)
Development of oil and gas properties	(38,071)	(38,559)	(72,824)	(67,696)
Proceeds from sale of oil and gas properties	2,520	(154)	2,837	11,953
Purchases of other property and equipment	(112)	(351)	(636)	(3,267)
Net cash used in investing activities	(36,561)	(39,737)	(72,337)	(62,035)

Cash flows from financing activities
Proceeds from borrowings	20,157	24,000	48,157	54,000
Payments on borrowings	(55)	(13,052)	(8,109)	(32,167)
Net cash provided by financing activities	20,102	10,948	40,048	21,833

Net increase (decrease) in cash and cash equivalents	117	(427)	(1,878)	(2,015)
Cash and cash equivalents, beginning of the period	1,142	3,767	3,137	5,355
Cash and cash equivalents, end of the period	$1,259	$3,340	$1,259	$3,340

Supplemental information:
Cash paid for interest	$17,079	$3,027	$21,036	$19,770
Non-cash investing and financing activities:
Change in asset retirement obligation	277	67	24	(455)
Change in liabilities for capital expenditures	(15,769)	27,654	(16,809)	28,384

NON-GAAP FINANCIAL MEASURES (Unaudited)

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX
Adjusted EBITDAX is not a measure of net income as determined by GAAP. Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net (loss) income attributable to common stockholders before depreciation, depletion, amortization and accretion, exploration costs, non-recurring costs, loss (gain) on sales of oil and natural gas properties, impairment of oil and gas properties, stock-based compensation, interest expense, income tax (benefit) expense, rig standby expense, other income (expense), unrealized (gain) loss on derivative financial instruments and unrealized (gain) loss on warrants.

Management believes Adjusted EBITDAX provides useful information to investors because it assists investors in the evaluation of the Company’s operating performance and comparison of the results of the Company’s operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net (loss) income attributable to common stockholders in arriving at Adjusted EBITDAX to eliminate the impact of certain non-cash items or because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net (loss) income attributable to common stockholders as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Company’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net (loss) income attributable to common stockholders for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2020	2019	2020	2019
Net (Loss) Income	$(42,901)	$11,177	$(151,384)	$(49,451)
Income tax expense (benefit)	(4,332)	1,200	(5,687)	(11,732)
Interest expense (1)	12,820	12,890	26,688	25,611
Exploration expense	—	—	—	190
Depreciation, depletion and amortization	16,575	21,515	40,929	39,486
EBITDAX	$(17,838)	$46,782	$(89,454)	$4,104
Rig standby expense	373	310	434	416
Non-recurring costs (2)	2,942	—	2,942	—
Stock-based compensation	73	98	(1,729)	1,027
Loss on sale of oil and gas properties	1,254	155	1,254	33,046
Impairment of oil and gas properties	—	—	199,908	—
Unrealized loss (gain) on derivative financial instruments	42,195	(13,760)	(50,793)	21,749
Unrealized gain on warrants	—	(796)	(363)	(694)
Other expense	58	678	(139)	861
Adjusted EBITDAX	$29,057	$33,467	$62,060	$60,509
1 Interest expense also includes dividends paid on Series A Preferred Stock
2 Non-recurring legal expenses

Adjusted Net Income (Loss)
Adjusted net (loss) income comparable to analysts’ estimates as set forth in this release represents income or loss before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes. We believe adjusted net (loss) income is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.

The following table presents a reconciliation of Adjusted Net (Loss) Income to the GAAP financial measure of net income (loss) before taxes for each of the periods indicated.

Lonestar Resources US Inc.
Unaudited Reconciliation of Income (Loss) Before Taxes As Reported To Income (Loss) Before Taxes Excluding Certain Items, a non-GAAP measure (Adjusted Net Income (Loss))

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2020	2019	2020	2019
(Loss) income before income taxes, as reported	$(44,925)	$14,489	$(157,071)	$(57,006)
Adjustments for special items:
Impairment of oil and gas properties	—	—	199,908	—
General & administrative non-recurring costs	—	7	—	382
Rig standby expense	373	310	434	416
Non-recurring legal expense	2,243	670	2,243	670
Unrealized hedging loss (gain)	42,195	(13,760)	(50,793)	21,749
Loss on sale of oil and gas properties	1,254	155	1,254	33,046
Stock based compensation	73	98	(1,729)	1,027
Loss before income taxes, as adjusted	$1,213	$1,969	$(5,754)	$284

Income tax benefit (expense), as adjusted
Deferred (a)	(255)	(426)	1,208	(61)
Net income (loss) excluding certain items, a non-GAAP measure	958	1,543	(4,546)	223

Preferred stock dividends	(2,308)	(2,112)	(4,566)	(4,177)
Net loss excluding certain items, a non-GAAP measure	$(1,350)	$(569)	$(9,112)	$(3,954)

a)Effective tax rate for 2020 and 2019 is estimated to be approximately 21%.

Lonestar Resources US Inc.
Unaudited Operating Results

In thousands, except per share and unit data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating Results
Net (loss) income attributable to common stockholders	$(42,901)	$11,177	$(155,950)	$(49,451)
Net loss per common share – basic	(1.70)	0.28	(6.20)	(1.99)
Net loss per common share – diluted	(1.70)	0.28	(6.20)	(1.99)
Net cash provided by operating activities	30,411	28,362	30,411	38,187
Revenues
Oil	$11,976	$44,726	$41,986	$78,310
NGLs	1,762	3,549	4,362	6,942
Natural gas	3,482	3,940	7,902	7,704
Total revenues	$17,220	$52,215	$54,250	$92,956
Total production volumes by product
Oil (Bbls)	579,179	709,361	1,237,680	1,299,457
NGLs (Bbls)	267,462	263,994	570,933	481,555
Natural gas (Mcf)	2,203,209	1,601,656	4,313,625	2,896,860
Total barrels of oil equivalent (6:1)	1,213,843	1,240,298	2,527,551	2,263,822
Daily production volumes by product
Oil (Bbls/d)	6,365	7,795	6,800	7,179
NGLs (Bbls/d)	2,939	2,901	3,137	2,661
Natural gas (Mcf/d)	24,211	17,601	23,701	16,005
Total barrels of oil equivalent (BOE/d)	13,339	13,630	13,888	12,507
Average realized prices
Oil ($ per Bbl)	$20.68	$63.05	$33.92	$60.26
NGLs ($ per Bbl)	6.59	13.44	7.64	14.42
Natural gas ($ per Mcf)	1.58	2.46	1.83	2.66
Total oil equivalent, excluding the effect from commodity derivatives ($ per BOE)	14.19	42.10	21.46	41.06
Total oil equivalent, including the effect from commodity derivatives ($ per BOE)	31.22	38.63	32.88	38.86
Operating and other expenses
Lease operating and gas gathering	$4,903	$8,929	$14,692	$16,638
Production and ad valorem taxes	1,721	2,818	4,091	5,109
Depreciation, depletion and amortization	16,575	21,515	40,929	39,486
General and administrative	5,981	3,841	8,856	8,221
Interest expense	10,512	10,778	22,122	21,434
Operating and other expenses per BOE
Lease operating and gas gathering	$4.04	$7.20	$5.81	$7.35
Production and ad valorem taxes	1.42	2.27	1.62	2.26
Depreciation, depletion and amortization	13.65	17.35	16.19	17.44
General and administrative (1)	4.93	3.10	3.50	3.63
Interest expense (2)	8.66	8.69	8.75	9.47

(1)General and administrative expenses include stock-based compensation
(2)Interest expense includes amortization of debt issuance cost, premiums, and discounts